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                                                                    EXHIBIT 12.1

                                  CINERGY CORP.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                        12 MONTHS ENDED DECEMBER 31
                                                   9 MONTHS ENDED    -------------------------------------------------------------
                                                 SEPTEMBER 30, 2002      2001         2000         1999         1998        1997
                                                 ------------------   ----------   ----------   ----------   ----------  ----------
                                                                                       (THOUSANDS, EXCEPT RATIOS)
Earnings Available
  Net Income                                             $  271,279   $  442,279   $  399,466   $  403,641   $  260,968  $  362,638
  Plus:
    Preferred Dividends of Subsidiary Trust(a)               17,847        1,067           --           --           --          --
    Preferred Dividends                                       2,575        3,433        4,585        5,457        6,517      12,569
    Income Taxes                                            121,299      255,506      251,557      208,671      117,187     213,000
    Interest on Long-Term Debt                              180,685      218,939      205,748      205,798      183,849     181,772
    Other Interest                                           19,742       63,142       26,914       34,610       67,219      59,947
    Interest Component of Rents(b)                           10,479       13,971       13,500       13,147       10,760      10,482
                                                  ---------------------------------------------------------------------------------
      Total Available                                    $  623,906   $  998,337   $  901,770   $  871,324   $  646,500  $  840,408
                                                  =================================================================================

Fixed Charges
  Interest Charges                                       $  200,427   $  282,081   $  232,662   $  240,408   $  251,068  $  241,719
  Interest Component of Rents(b)                             10,479       13,971       13,500       13,147       10,760      10,482
  Preferred Dividends of Subsidiary Trust(a)                 17,847        1,067           --           --           --          --
                                                  ---------------------------------------------------------------------------------
      Total Fixed Charges                                $  228,753   $  297,119   $  246,162   $  253,555   $  261,828  $  252,201
                                                  =================================================================================

Ratio of Earnings to Fixed Charges                             2.73         3.36         3.66         3.44         2.47        3.33
                                                  =================================================================================

Fixed Charges
  Interest Charges                                       $  200,427   $  282,081   $  232,662   $  240,408   $  251,068  $  241,719
  Interest Component of Rents(b)                             10,479       13,971       13,500       13,147       10,760      10,482
  Preferred Dividends of Subsidiary Trust(a)                 17,847        1,067           --           --           --          --
  Preferred dividends (pre-income tax basis)                  3,715        5,401        7,439        8,240        9,373      19,705
                                                  ---------------------------------------------------------------------------------
      Total Fixed Charges                                $  232,468   $  302,520   $  253,601   $  261,795   $  271,201  $  271,906
                                                  =================================================================================

Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends (pre-income tax basis)                       2.68         3.30         3.56         3.33         2.38        3.09
                                                  =================================================================================

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(a)  Preferred Dividends of Subsidiary Trust are deductible for tax purposes.
(b) Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined).